MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2 of Jumpkicks, Inc., of our report dated January 22, 2008 on our audit of the financial statements of Jumpkicks, Inc. as of October 31, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception August 3, 2007 through October 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
January 29, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501